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                                      AMENDMENT
                                          TO
                                   RIGHTS AGREEMENT


     This Amendment to the Rights Agreement between Network Computing Devices, Inc., a Delaware company (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a limited liability Company, as Rights Agent (the "Rights Agent"), dated as of August 12, 1997 (the "Rights Agreement") is made as of the 31st day of December, 1998.

                                       RECITALS

     WHEREAS, the Company and its Rights Agent have entered into the Rights Agreement which provides in Section 27 that the Company and the Rights Agent may from time to time supplement or amend the Agreement without approval of any holders of Rights or Rights Certificates in order to, among other things, change or supplement any of the provisions therein which the Company may deem necessary or desirable, provided that such amendment occur prior to the Distribution Date (as such term is defined in the Rights Agreement).

     WHEREAS, the Board of Directors has determined that there has been no Distribution Date.

     WHEREAS, the Company changed its state of incorporation from California to Delaware by a merger approved by the shareholders of the Company on May 28, 1998 and effected by the filing of a Certificate of Merger with the Secretary of State of Delaware on October 29, 1998.

     WHEREAS, the Company has determined that it is desirable to amend the Rights Agreement as set forth below.

                                     AGREEMENT

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1. Section 32 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

          GOVERNING LAW. This Agreement, each Right and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

     2. The Rights Agreement, as amended herein, shall continue in full force and effect, in accordance with its terms.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the day and year first written above.

                                          NETWORK COMPUTING DEVICES, INC.
                                          a Delaware company


                                          By:/s/ Rudolph G. Morin
                                             ----------------------
                                          Name: Rudolph G. Morin
                                          Title: Chief Financial Officer


                                          CHASEMELLON SHAREHOLDER SERVICES,
                                          L.L.C.
                                          a limited liability company


                                          By: /s/ Daniel W. Spengel
                                             ----------------------
                                          Name: Daniel W. Spengel
                                          Title: Assistant Vice President


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